Exhibit 10.1

[Theravance Biopharma Ireland Letterhead]

February 8, 2026

BY EMAIL

Dr. Aine Miller

Re:Your employment contract dated 10 February 2020

Dear Dr. Miller

I refer to your contract of employment dated 10 February 2020 with Theravance Biopharma Ireland Limited (the “Company”).

The purpose of this letter is to amend this contract by the addition of the following clause 28:

28.	Severance Upon Termination Without Misconduct
28.1

If you are subject to a Termination Without Misconduct that occurs more than three (3) months before, or more than twenty-four (24) months after, a Change in Control (if any) (a “Non-Change in Control Termination”), subject to the provisions of clause 28.2, you will be entitled to the following payments and benefits (collectively the “Severance Benefits”):

(a)	an ex-gratia payment calculated as 100% of your Annual Base Pay, exclusive of any statutory redundancy payment and any contractual entitlements;
(b)

continued coverage for you, your spouse and your dependent children up to 25 years if in full time education or otherwise up to 18 years under the VHI Theravance Biopharma Healthcare Plan for a period of 12 months following the termination of your employment (i) subject to the continued availability of coverage under the VHI Theravance Biopharma Healthcare Plan and the eligibility rules of the insurer and (ii) further, the Company’s obligation to continue your participation in the aforementioned plan will cease if you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment;

(c)	the vested portion of each outstanding equity award held by you at the time of the Non-Change in Control Termination that is subject to time-based vesting conditions shall be calculated by adding 24 months to the actual period of service completed by you, subject to the terms of the governing equity plan and the applicable award agreements.

Any outstanding equity awards that are subject to performance-based vesting conditions shall not be eligible for acceleration of vesting pursuant to clause 28.1(c) and shall be governed by the terms of the applicable award agreement.  For the avoidance of doubt, if an equity award was subject to performance-based vesting conditions that were satisfied prior to a Non-Change in Control Termination but the award remained subject to time-based vesting conditions at the time of a Non-Change in Control Termination, such award shall be eligible for 24 months acceleration of such time-based vesting conditions pursuant to clause 28.1(c).

28.2

You shall not be entitled to receive any Severance Benefits unless you have executed a waiver of claims and a general release of all claims in favour of the Company and its affiliates.  Such release shall be executed on a form provided by and acceptable to the Company. The Company shall complete the form of release and deliver it to you within 30 days of the termination of your employment. The form of the release will specify how much time you have to sign it and whether there is a revocation period; provided, however, that the deadline for execution of the release will in no event be later than 50 days after the termination of your employment and the release must become effective by the 60th day after the termination of your employment. If the release has not been signed by you and become effective by the 60th day after the termination of your employment, you will cease to be eligible for the Severance Benefits.

28.3

The ex-gratia payment set out in clause 28.1(a) is subject to such tax and other deductions as the Company is required to deduct from the gross amount and remit to the Revenue Commissioners under the relevant tax and social welfare legislation.

28.4

For the avoidance of doubt, if you are subject to a Change in Control Termination within the meaning of that term, as defined in the Theravance Biopharma, Inc. Executive Severance Plan (the “Plan”), your severance entitlements shall be determined in accordance with the provisions of the Plan pertaining to a Change in Control Termination and you will not be entitled to the Severance Benefits as defined in clause 28.1 herein.

28.5	For the purposes of this clause, the following terms have the following meanings:

“Annual Base Pay” shall mean your base salary at the rate in effect at the time of a Non-Change in Control Termination and does not include, for example, bonuses, overtime compensation, incentive pay, sales commissions or expense allowances.

“Board” means the Board of Directors of Theravance Biopharma, Inc.

“Termination Without Misconduct” shall mean the termination of your employment which occurs by reason of your involuntary dismissal or discharge by the Company for a reason or reasons other than Misconduct.

“Misconduct” shall mean the commission of any material act of fraud, embezzlement or dishonesty by an individual, any material unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional material misconduct by such person adversely affecting the business or affairs of the Company (or any parent or subsidiary).

“Change in Control” shall mean:

A.

The consummation of a merger or consolidation of Theravance Biopharma, Inc. with or into another entity or any other corporate reorganization, if persons who were not shareholders of Theravance Biopharma, Inc. immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

B.	The sale, transfer or other disposition of all or substantially all of Theravance Biopharma, Inc.’s assets;

C.	A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

a.	had been directors of Theravance Biopharma, Inc. on the date 12 months prior to the date of such change in the composition of the Board (the “Original Directors”) or

b.

were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this clause (b); or

D.

Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Theravance Biopharma, Inc. representing at least 50% of the total voting power represented by Theravance Biopharma, Inc.’s then outstanding voting securities. For the purposes of this Paragraph (D), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Theravance Biopharma, Inc. or of a parent or subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of Theravance Biopharma, Inc. in substantially the same proportions as their ownership of the common stock of Theravance Biopharma, Inc.

A transaction shall not constitute a Change in Control if its sole purpose is to change the country or state, as applicable, of Theravance Biopharma, Inc.’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Theravance Biopharma, Inc.’s securities immediately before such transaction. In addition, a transaction shall not constitute a Change in Control unless it also constitutes a “change in control event” under Treasury Regulation 1.409A-3(a)(5).

Notwithstanding anything herein to the contrary, a sale by Theravance Biopharma US Holdings, Inc. and Triple Royalty Sub II LLC, each a wholly-owned subsidiary of Theravance Biopharma, Inc., of the Class B Units and Class C Units held by each of them in Theravance Respiratory Company, LLC, shall not constitute a Change in Control.

Please note this letter is supplemental to your existing terms and conditions of employment contained in your contract of employment and is not intended to replace or substitute same. In all other respects the terms and conditions of your contract of employment are un-amended and continue in full force and effect.

Please acknowledge this change by signing and returning a copy of this letter.

Yours sincerely

/s/ Rick E Winningham
Rick E Winningham
Director, Theravance Biopharma Ireland Limited

ACCEPTANCE

I hereby acknowledge and agree to the change to my contract of employment dated 10 February 2020.

/s/ Aine Miller
Aine Miller